EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2006, relating to the consolidated financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, of McDermott International, Inc., which appears in McDermott International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the incorporation by reference of our report dated February 28, 2006, relating to the financial statement schedule of McDermott International, Inc., which appears in McDermott International, Inc.’s amended Form 10-K/A.
PricewaterhouseCoopers LLP
Houston, Texas
May 9, 2006